Exhibit 10.1

STERIS CORPORATION

SENIOR EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of the Senior Executive Management Incentive Compensation Plan (the “Plan”) is to attract and retain key executives for STERIS Corporation, an Ohio corporation (the “Company”), and its Subsidiaries and to provide such persons with incentives for superior performance. Incentive Compensation payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

2. Definitions. As used in this Plan,

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Corporate Governance Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e) (3) of the Regulations.

“Eligible Executive” means the Company’s Chief Executive Officer and any other executive officer or other employee of the Company designated by the Committee.

“Incentive Compensation” shall mean, for each Eligible Executive, a compensation opportunity amount determined by the Committee pursuant to Section 5 below.

“Performance Objectives” means the achievement of a performance objective or objectives established pursuant to this Plan for Eligible Executives. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Company or Subsidiary in which the Eligible Executive is employed or for which the Eligible Executive has responsibilities. The Performance Objectives shall be limited to specified levels of, growth in or relative peer company performance in one or more of the following: earnings per share, return on invested capital, return on total capital, return on assets, return on equity, total shareholder return, net income, revenue, free cash flow, operating profit, gross margin and/or contribution margin, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and productivity improvement.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Performance Objectives and the amount of Incentive Compensation payable to each Eligible Executive upon the achievement of the specified Performance Objectives.

4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

5. Awards.

(a) Not later than the 90th day of each fiscal year of the Company, the Committee shall establish the Performance Objectives for each Eligible Executive and the amount of Incentive Compensation payable (or formula for determining such amount) upon full achievement of the specified Performance Objectives for such fiscal year. The Committee may further specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no Incentive Compensation payment will be made and set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Objectives. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Compensation would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b) The Committee retains the discretion to reduce the amount of any Incentive Compensation that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c) Notwithstanding any other provision of the Plan to the contrary, the Incentive Compensation paid to an Eligible Executive under the Plan for a fiscal year shall not exceed two and one-half (2 1/2 ) times the applicable Eligible Executive’s annual base salary, and in no event shall such Incentive Compensation exceed $2,000,000.

6. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the Performance Objectives have been achieved and the amount of the Incentive Compensation to be paid to each Eligible Executive for such fiscal year and shall document such determinations.

7. Payment of Incentive Compensation. Incentive Compensation shall be paid no later than two and a half months from the end of the Company’s fiscal year.

8. No Right to Compensation or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, Incentive Compensation or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any Subsidiary of the Company.

9. Withholding. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Compensation.

10. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

11. Amendment and Termination. The Committee may amend the Plan from time to time, provided that any such amendment is subject to approval by the shareholders of the Company to the extent required to satisfy the requirements of Section 162(m) of the Code and the Regulations promulgated thereunder and provided further that any such amendment shall not cause the amount payable under Incentive Compensation to be increased as compared to the amount that would have been paid in accordance with the terms established within such period. The Committee may also terminate the Plan, on a prospective basis only, at any time.

12. Effective Date. Subject to its approval by the shareholders, this Plan shall become effective for the Company’s 2006 fiscal year, and shall remain effective until the first annual meeting of shareholders to be held in the 2011 fiscal year, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.